EXHIBIT 99.1

[Encore Wire Corporation Logo Omitted]

Encore Wire Corporation	PRESS RELEASE	February 2, 2004
1410 Millwood Road
McKinney, Texas 75069		Contact: Frank J. Bilban
972-562-9473		Vice President & CFO
For Immediate Release

ENCORE WIRE SETS NEW SALES AND EARNINGS RECORDS

MCKINNEY, TX — Encore Wire Corporation (NASDAQ/NMS: WIRE) today reported financial results for the quarter and year ended December 31, 2003.

Net sales for the fourth quarter of 2003 increased 79% to $123.1 million compared to $68.7 million during the fourth quarter of 2002. The $123.1 million in net sales represents a new quarterly record for Encore, eclipsing the previous high of $113.9 million set in the third quarter of 2003. Shipment volume, measured in copper pounds sold, increased by 43% over the fourth quarter of 2002. Higher prices for building wire sold in the fourth quarter of 2003 accounted for the remainder of the increase in net sales dollars versus the fourth quarter of 2002. Sales prices for wire rose due to increases in the price of raw copper and favorable market conditions that allowed for increased margins on wire sold. Net income for the fourth quarter increased to $7,017,000 versus $423,000 in the fourth quarter of 2002, an increase of 1,558%. Fully diluted net income per common share was $.45 in the fourth quarter of 2003 compared to $.03 of net income per share in the fourth quarter of 2002. The net income of $7.0 million and $.45 of earnings per share also set new quarterly records. Net income and fully diluted net income per share in the fourth quarter of 2003 also improved significantly on a sequential basis, versus the $5.2 million or $.34 per share reported in the third quarter of 2003.

Net sales for the full year of 2003 increased $99.5 million or 34.9% to $384.75 million compared to $285.2 million in 2002. Net income for the year increased 141% to $14,376,000 in 2003 versus $5,964,000 in 2002. Fully diluted net income per share increased to $.94 in 2003 versus $.39 in 2002. Quarterly earnings on a sequential basis were particularly impressive during 2003. After a loss of $.03 in the first quarter, the Company reported successive profitable quarters of $.17, $.34 and $.45 per fully diluted share.

Commenting on the quarter ended December 31, 2003, Vincent A. Rego, Company Chairman and CEO remarked, “The results Encore Wire has posted in increased sales and earnings over the last three quarters are impressive. We have produced $.97 of net income per share in the last three quarters versus the previous three quarters in which we earned cumulative net income of $.06 per share. Our sales of $123.1 million this quarter were extremely strong, especially considering they occurred in the fourth quarter, which is generally not the strongest quarter of the year. We are also very enthusiastic about the upward trend margins have displayed over the last three quarters. Our industry has historically seen margins grow when raw copper prices increase, and lately copper has traded over $1.10 per pound, coming off a low of $.60 per pound in November 2001. We have also seen increased pricing discipline in the marketplace from our competitors and hope that trend continues. Our plants continue to produce high volumes with low operating costs, and our G&A cost is much lower than many public companies, also contributing to the enhanced margins. We continue to search for improvements throughout our operations that will enhance productivity and profitability. We will continue to ensure our balance sheet remains strong and that we have the capital we need to grow the business. To that end, as previously announced, we expanded our banking relationship in January. From a humble beginning little more than a decade ago, with sales of $10 million our first year, Encore Wire has risen to become the premier low-cost producer of electrical building wire in America. This success was made possible through the loyalty and devotion of our entire workforce. We thank them, as well as our shareholders, for their continued support.”

Encore Wire Corporation manufactures a broad range of electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.

The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.

Encore Wire Corporation
P.O. Box 1149
1410 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Balance Sheet
(In Thousands)
(Unaudited)

	December 31,	December 31,
	2003	2002

ASSETS
Current Assets
Cash	$391	$160
Receivables, net	81,430	46,600
Inventories	59,344	50,165
Prepaid Expenses and Other	5,112	672

Total Current Assets	146,277	97,597
Property, Plant and Equipment, net	78,924	85,366
Other Assets	98	166

Total Assets	$225,299	$183,129

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$24,430	$10,735
Accrued Liabilities and Other	15,590	11,183

Total Current Liabilities	40,020	21,918
Long Term Liabilities
Note Payable	53,425	47,500
Non-Current Deferred Income Taxes	10,078	7,193

Total Long Term Liabilities	63,503	54,693
Total Liabilities	103,523	76,611
Stockholders’ Equity
Common Stock	170	169
Additional Paid in Capital	34,193	34,138
Treasury Stock	(15,275)	(15,275)
Retained Earnings	102,688	87,486

Total Stockholders’ Equity	121,776	106,518

Total Liabilities and Stockholders’ Equity	$225,299	$183,129

Encore Wire Corporation
P.O. Box 1149
1410 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Statement of Income
(In Thousands)
(Unaudited)

	Quarter Ended December 31,				Year Ended December 31,

	2003		2002		2003		2002

Net Sales	$123,136	100.0%	$68,720	100.0%	$384,750	100.0%	$285,207	100.0%
Cost of Sales	102,353	83.1%	61,595	89.6%	328,887	85.5%	250,267	87.7%

Gross Profit	20,783	16.9%	7,125	10.4%	55,863	14.5%	34,940	12.3%
Selling, General and Administrative Expenses	9,219	7.5%	5,974	8.7%	31,090	8.1%	23,891	8.4%

Operating Income	11,564	9.4%	1,151	1.7%	24,773	6.4%	11,049	3.9%
Net Interest & Other Expense	599	0.5%	490	0.7%	2,310	0.6%	1,730	0.6%

Income before Income Taxes	10,965	8.9%	661	1.0%	22,463	5.8%	9,319	3.3%
Income Taxes	3,948	3.2%	238	0.3%	8,087	2.1%	3,355	1.2%

Net Income	$7,017	5.7%	$423	0.6%	$14,376	3.7%	$5,964	2.1%

Basic Earnings Per Share	$0.46		$0.03		$0.95		$0.39

Diluted Earnings Per Share	$0.45		$0.03		$0.94		$0.39

Weighted Average Number of Common and Common Equivalent Shares Outstanding:
-Basic	15,126		15,119		15,121		15,203

-Diluted	15,432		15,201		15,283		15,339